UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 19, 2025

THE SHYFT GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan	001-33582	38-2078923
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

41280 Bridge Street, Novi, Michigan 48375
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (517) 543-6400

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock	SHYF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2024 and December 20, 2024, on December 16, 2024, The Shyft Group, Inc., a Michigan corporation (“Shyft” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2024, by and among Shyft, Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (“Aebi Schmidt”), ASH US Group, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and direct, wholly owned subsidiary of Holdco (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Shyft (such transaction, the “Merger”), with Shyft surviving the Merger as a direct, wholly-owned subsidiary of Holdco and as an indirect, wholly-owned subsidiary of Aebi Schmidt.

As further disclosed in a Current Report on Form 8-K filed with the SEC on May 6, 2025, Mr. Joshua Sherbin, the Company’s Chief Legal, Administrative and Compliance Officer and Corporate Secretary, has informed Shyft’s board of directors and Aebi Schmidt that if the Merger is consummated, Mr. Sherbin intends to resign his employment for “good reason” (as described in The Shyft Group, Inc. Executive Severance Plan (the “Executive Severance Plan”)), and therefore Mr. Sherbin does not intend to become an executive officer of the combined company following the Merger.

On May 19, 2025, the Company and Mr. Sherbin entered into a Transition and Separation Agreement (the “Transition Agreement”) to clarify and memorialize the timetable and process by which Mr. Sherbin is expected to depart from the Company and its subsidiaries and affiliates in connection with the Merger. In general, the Transition Agreement provides that Mr. Sherbin will serve in his current executive roles until the Merger closing (the “Closing”), and then will resign from and terminate his employment with the Company as a qualifying termination for “good reason” under the Executive Severance Plan (the “Post-Merger Good Reason Departure”). The Company has waived Mr. Sherbin’s applicable notice requirements and the Company’s cure rights regarding the Post-Merger Good Reason Departure. In connection with the Post-Merger Good Reason Departure, Mr. Sherbin will in general receive the compensation and benefits he is contractually entitled to receive under the Executive Severance Plan for such circumstances.

In connection with Mr. Sherbin’s Post-Merger Good Reason Departure, Mr. Sherbin will forfeit back to the Company all of the 90,167 restricted Company shares that he was granted and retained in December 2024 (and any Merger consideration related to those shares), as well as repay and/or forfeit all of a $1.6 million cash retention award that he was granted in December 2024, all as further described in the Transition Agreement (the “Merger-Related Awards Repayment”). Some or all of the Merger-Related Awards Repayment may be offset against applicable severance compensation and benefits, to the extent permitted by law.

Despite the Transition Agreement, the Company retains the right to terminate Mr. Sherbin’s employment either with or without “Cause” (as described in the Executive Severance Plan) prior to Closing, as described in the Transition Agreement.  If Mr. Sherbin’s employment is terminated without Cause and thereafter Closing does not occur during 2025, then Mr. Sherbin will receive substantially the same compensation and benefits he would have received for a Post-Merger Good Reason Departure, but based on the date of his actual termination of employment, and pro-rata vesting rather than full vesting for awards that were originally performance-based (or, if such Closing does occur, he will receive such compensation and benefits as if he remained employed until a Post-Merger Good Reason Departure).  In both cases, Mr. Sherbin will continue to make the Merger-Related Awards Repayment.

Mr. Sherbin’s participation in the compensation and benefits provided for under the Transition Agreement is conditioned on his timely execution and non-revocation of a standard release of claims in favor of the Company, as well as his continued compliance with applicable restrictive covenants from during his employment with the Company (subject to whistleblower exemption provisions). The Transition Agreement also contains mutual non-disparagement covenants and customary re-employment and post-employment cooperation provisions. The compensation and benefits provided under the Transition Agreement will also be subject to any applicable terms of the Company’s Compensation Clawback Policy. If the Closing does not occur by December 31, 2025 and Mr. Sherbin’s employment has not by then been terminated without Cause, then the Transition Agreement becomes null and void.

Item 9.01.         Financial Statements and Exhibits.

d)            Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHYFT GROUP, INC.
Dated: May 20, 2025	/s/ John Dunn
By: John Dunn President and Chief Executive Officer

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